Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-65461

                                   PROSPECTUS

                        MUNICIPAL MORTGAGE & EQUITY, LLC

                                  COMMON SHARES


The common shares to which this Prospectus relates were acquired pursuant to our 1998 Non-Employee Directors' Share Plan and our 1998 Share Incentive Plan by Selling Shareholders who are directors, officers and employees of Municipal Mortgage & Equity, LLC, and may be offered from time to time by such Selling Shareholders who we will specifically identify in prospectus supplements hereto. The Selling Shareholders may sell the common shares on the New York Stock Exchange, where our common shares are currently traded, on any securities exchanges or other quotation systems on which our common shares may be traded, in the over-the-counter market or in negotiated transactions, at prices and on terms then available. The respective Selling Shareholders will pay any brokerage fees or commissions relating to sales by them. See "Method of Sale." We will not receive any part of the proceeds of any such sales.

Our principal executive office is located at 218 North Charles Street, Suite 500, Baltimore, Maryland 21201 (Telephone No. (410) 962-8044).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


We are paying the expenses of preparing and filing the Registration Statement of which this Prospectus is a part.




                  The date of this Prospectus is May 14, 2001.

                                 TABLE OF CONTENTS


                                                                            Page

Incorporation by Reference ................................................... 2

Information We File........................................................... 2

Selling Shareholders ......................................................... 2

Method of Sale................................................................ 3

SEC Position Regarding Indemnification........................................ 3


                           INCORPORATION BY REFERENCE

         We incorporate by reference into this Prospectus (a) our Annual Report on Form 10-K for the year ended December 31, 2000, (b) the description of our common shares contained in our registration statement under the Securities Exchange Act of 1934, as amended (including any amendments or reports filed for the purpose of updating such description), (c) our Proxy Statement on Schedule 14A, dated April 12, 2001 and (d) all other reports we filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2000. These documents were filed under SEC File Number 001-11981. We also incorporate by reference into this Prospectus all the documents we file pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and before we file a post-effective amendment that indicates that all the securities to which this Prospectus relates have been sold or that deregisters all those securities that have not been sold. We will provide copies of all documents that are incorporated by reference without charge to anyone to whom we deliver this Prospectus who makes a written or oral request for them to Municipal Mortgage & Equity, LLC, 218 North Charles Street, Suite 500, Baltimore, Maryland 21201, Attention: Karin Berardo, telephone number
(410) 962-8044.

                               INFORMATION WE FILE

         We file annual, quarterly and current reports, proxy statements and other materials with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934. The public may read and copy any materials we file with the Securities and Exchange Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the Securities and Exchange Commission. The address of that site is http:\\www.sec.gov.

                              SELLING SHAREHOLDERS

         This Prospectus relates to possible sales by our directors, officers and employees of shares of our common shares that they acquire through our various share incentive plans. We do not know at this time who may be Selling Shareholders from time to time. We will provide the names of those people, along with the number of common shares owned, and the number of shares that may be sold, by each of those people from time to time in supplements to this Prospectus, which we will file with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended.

                                 METHOD OF SALE

         The shares offered by this Prospectus may be sold on the New York Stock Exchange, where our common shares are currently traded, or in other markets where our common shares are traded, or in negotiated transactions. Sales will be at prices that are current when the sales take place. Selling Shareholders may pay brokers' commissions. Shares that are sold may include shares in which Selling Shareholders have granted security interests and that are being sold because of foreclosure of those security interests. There is no present plan of distribution.

                     SEC POSITION REGARDING INDEMNIFICATION

         Our Amended and Restated Certificate of Formation provides for indemnification of officers and directors for any loss, damage or claim (including reasonable attorneys' fees) due to any act or omission made by him or her, except in the case of fraudulent or illegal conduct.

         We have been informed that, in the opinion of the Securities and Exchange Commission, insofar as directors, officers or other persons who control us may become entitled under the provisions of our Amended and Restated Certificate of Formation to indemnification for liabilities arising under the Securities Act of 1933, that indemnification is against public policy as expressed in that Act and is therefore unenforceable.




                                       3